UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 23, 2011

PSM Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-151807	90-0332127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1112 N. Main Street, Roswell, NM	88201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (575) 624-4170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.02	Unregistered Sales of Equity Securities.

In connection with the new employment agreement with Ron Hanna as discussed below under Item 5.02, we issued 750,000 shares to Mr. Hanna as bonus for entering into the new agreement.  These shares were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) and 4(6) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering.  Mr. Hanna was an accredited investor as defined in Regulation D.  He delivered appropriate investment representations with respect to this issuance and consented to the imposition of restrictive legends upon the stock certificate representing the shares.  He was also afforded the opportunity to ask questions of our management and to receive answers concerning the terms and conditions of the transaction.  No underwriting discounts or commissions were paid in connection with the stock issuance.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2011, Ron Hanna was appointed as our President and Chief Executive Officer and Jeffrey R. Smith was appointed as Executive Vice-President.  Mr. Hanna will serve as our principal financial and accounting officer.  Prior to this change in management, Mr. Smith had served as President, Chief Executive Offering and principal financial and accounting officer, and Mr. Hanna had served as Executive Vice-President.  Mr. Hanna will continue to serve as Chairman.

Mr. Hanna, age 59, has served as a director of our company since 2005 and served as our Executive Vice-President from May 2005 until February 2011.  He has served as President and CEO of Summit Resource Services, Inc. since 1998.  This company is independently owned and operated by Mr. Hanna and operated a network office of our subsidiary, Prime Source Mortgage, Inc., from 1998 to 2006.  Mr. Hanna owns the Ruidoso, New Mexico, branch office of our company.  During the years ended June 30, 2010 and 2009, we paid commissions totaling $11,309 and $22,845, respectively, under our agreement with this branch.

On February 25, 2010, we granted 500,000 fully vested shares of our common stock to Mr. Hanna as a stock award under our 2002 Stock Option/Stock Issuance Plan.  These shares were valued at $505,000.  Also on February 25, 2010, we granted 2,000,000 immediately exercisable warrants to Mr. Hanna as a bonus for his past management services, at the exercise price of $1.00 per share for a five-year term. The fair value of the warrants was $1,389,935, calculated using the Black-Scholes option pricing model using the assumptions of risk free discount rate of 3.625%, volatility of 85%, five (5) years term, and dividend yield of 0%. Also during the year ended June 30, 2010, we paid commissions in the amount of $11,319 to Mr. Hanna as a branch owner and $10,524 in compensation.

On February 25, 2011, we entered into new full-time employment agreements with Messrs. Hanna and Smith.  Mr. Hanna’s employment agreement is with our parent company, PSM Holdings, Inc., and Mr. Smith’s employment agreement is with our operating subsidiary, Prime Source Mortgage, Inc.  Mr. Hanna will serve as our President and Chief Executive Officer and Mr. Smith will serve as President and Chief Executive Officer of Prime Source Mortgage, Inc.  During the term of his employment agreement, Mr. Smith has also agreed to serve as Executive Vice-President of PSM Holdings, Inc. for no additional compensation.  The term of each agreement is for three years commencing effective January 1, 2011, with automatic one-year extensions unless notice is given by either party.   The annual base salary for Mr. Hanna is $225,000 for the first year, $250,000 for the second year, and $275,000 for the third year and beyond.  The annual base salary of Mr. Smith is $200,000.  Each employee is entitled to annual performance compensation up to 100% of the annual base salary based upon fulfillment of annual performance goals established by the Board or the Compensation Committee.  As a bonus for accepting appointment as our Chief Executive Officer, Mr. Hanna received 750,000 shares of our common stock.  Each employee will also receive health insurance coverage, a term life insurance policy up to $1,000,000, and a car allowance.  In the event we terminate either agreement without cause or if the agreement is constructively terminated by us, we have agreed to pay the terminated party the balance of his annual base salary for the remaining term of the agreement.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1	Employment Agreement dated February 25 2011, with Ron Hanna
Exhibit 99.2	Employment Agreement dated February 25, 2011 with Jeffrey R. Smith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSM Holdings, Inc.

Date: February 28, 2011	By	/s/ Ron Hanna
Ron Hanna, President